UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2016

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number Former Name or Former Address, if Changed since Last Report	IRS Employer Identification Number
001-15943	Charles River Laboratories International, Inc. Delaware 251 Ballardvale Street Wilmington, Massachusetts 01887 (781) 222-6000 N/A	06-1397316

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

On April 4, 2016, Charles River Laboratories International, Inc. (“Charles River” or the “Company”) completed its acquisition of WRH, Inc. (“WRH”), which is now an indirect, wholly owned subsidiary of Charles River.

Under the terms of the Agreement and Plan of Merger, dated January 6, 2016, among Charles River, Pretzel Acquisition Corporation, a wholly owned subsidiary of Charles River (“Merger Sub”), WRH, and American Capital Equity III, LP, in its capacity as Stockholder’s Representative, Merger Sub merged with and into WRH for approximately $585 million in cash, subject to certain customary adjustments. Charles River funded the merger consideration with cash on hand and proceeds from the Seventh Amended and Restated Credit Agreement described below.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 30, 2016, Charles River amended and restated its existing credit agreement with certain financial institutions and JPMorgan Chase Bank, N.A., as administrative agent (the “Seventh Amended and Restated Credit Agreement”). The Seventh Amended and Restated Credit Agreement (1) extends the maturity date for the facilities and (2) makes certain other amendments in connection with the Company’s acquisition of WRH. The obligations of Charles River under the Seventh Amended and Restated Credit Agreement are guaranteed by Charles River's material domestic subsidiaries and are secured by substantially all of the assets of Charles River and the guarantors, including a pledge of 100% of the capital stock of the domestic subsidiaries (other than the capital stock of any domestic subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes (“Disregarded Entities”)), and 65% of the capital stock of certain first-tier foreign subsidiaries and Disregarded Entities.

The Seventh Amended and Restated Credit Agreement provides for up to approximately $1.65 billion in financing, including an approximately $650 million term loan facility and a $1 billion revolving facility. Up to the equivalent of $500 million of the revolving facility is available in euros or Sterling to certain subsidiaries of the Company based in the United Kingdom, the Netherlands and Luxembourg (the “Multicurrency Revolving Facility”), and up to the equivalent of $30 million of the Multicurrency Revolving Facility is available in Japanese yen to a subsidiary of the Company based in Japan. The term loan facility matures in 19 quarterly installments with the last installment due March 30, 2021. The revolving facility matures on March 30, 2021, and requires no scheduled payment before that date. Under specified circumstances, the Company has the ability to increase the term loans and/or revolving line of credit under the Seventh Amended and Restated Credit Agreement by up to $500 million in the aggregate. The interest rates applicable to term loans and revolving loans under the credit agreement are, at the Company’s option, equal to either the base rate (which is the higher of (1) the prime rate, (2) the federal funds rate plus 0.50%, or (3) the one-month adjusted LIBOR rate plus 1%) or the adjusted LIBOR rate plus an interest rate margin based upon the Company’s leverage ratio.

The interest rates applicable to term loans and revolving loans under the Seventh Amended and Restated Credit Agreement are lower than the interest rates under the existing facilities, reflecting current market conditions.

In addition to the scheduled repayments, Charles River is required to prepay the term loans with the following amounts:

•	100% of any net cash proceeds in connection with permitted receivables financings; and

•	100% of the net cash proceeds from certain incurrences of debt, unless the leverage ratio is 3.00:1 or less.

The Seventh Amended and Restated Credit Agreement requires that Charles River comply with an interest coverage ratio test and a leverage ratio test. In addition, the Seventh Amended and Restated Credit Agreement includes negative covenants that will, subject to significant exceptions, limit the ability of Charles River and its subsidiaries to:

•	incur, assume, or permit to exist additional indebtedness or guarantees;

•	incur liens;

•	make investments and loans;

•	engage in mergers, acquisitions, and asset sales;

•	enter into agreements limiting subsidiary distributions;

•	engage in certain transactions with affiliates, and

•	alter the business that they conduct.

The Seventh Amended and Restated Credit Agreement also contains certain customary representations and warranties, affirmative covenants, and events of default.

The Seventh Amended and Restated Credit Agreement is attached hereto as Exhibit 10.1 and incorporated into this Item 2.03 by reference.

ITEM 7.01 Regulation FD Disclosure.

On April 4, 2016, Charles River issued a press release announcing the completion of the acquisition. A copy of the press release is attached hereto as Exhibit 99.1. The information being furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as expressly set forth by reference in such filing.

ITEM 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The historical financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than June 20, 2016.

(b) Pro Forma Combined Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment no later than June 20, 2016.

Exhibit Number	Title

10.1	Seventh Amended and Restated Credit Agreement, dated as of March 30, 2016, among Charles River Laboratories International, Inc., the Subsidiary Borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, and the other agents party thereto.

99.1	Press release, dated April 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 5, 2016	CHARLES RIVER LABORATORIES INTERNATIONAL, INC. (Registrant)

	By:	/s/ Matthew Daniel
		Name:	Matthew Daniel
		Title:	Corporate Vice President, Deputy General Counsel and Assistant Secretary